Exhibit 10.50

PROMISSORY NOTE

$2,500,000.00	November 14, 2003

For value received, the undersigned (the “Makers,” whether one or more), promise to pay to the order of JOHN C. WOOLEY AND JEFFREY J. WOOLEY (the “Payee”), at 203 Colorado, Austin, Travis County, Texas 78701, or such other location as the Payee designates to the Makers in writing, the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00), or the outstanding principal amount advanced hereunder, whichever is less, in legal and lawful money of the United States of America, with interest thereon from the date hereof through the maturity date of this Note (whether by acceleration or otherwise) (the “Maturity Date”) at the Applicable Interest Rate (hereinafter defined), the interest being payable as hereinafter specified.

Prior to maturity, the term “Applicable Interest Rate” means a varying rate per annum equal to the lower of (w) the sum of the Index (hereinafter defined) and 250 basis points or (x) the Maximum Lawful Rate.  After maturity, the term “Applicable Interest Rate” means a varying rate per annum equal to the lower of (y) sum of the Index plus 500 basis points (but never less than 6% per annum) or (z) the Maximum Lawful Rate. The rate per annum at which interest accrues hereunder shall be adjusted without notice to the Makers on the effective date of any change in the Index or the Maximum Lawful Rate, as the case may be.

The term “Index” means the annual lending rate of interest announced from time to time by J.P. Morgan Chase & Co., New York, New York, as its prime rate, or in the event no such rate is announced, then a comparable rate reasonably selected by the Payee and specified in a written notice to the Makers.  The Index in effect as of November 14, 2003 (the date this Note was printed) is 4.0%.  The Makers understand that the Index may not be the lowest rate of interest charged to or paid by customers of the Payee or of any financial institution, that the Index is not necessarily more favorable than another rate or index, and that rates on other loans or credit facilities may be based on indices other than the Index.

The term “Maximum Lawful Rate” shall mean the greater of (i) the highest non-usurious rate of interest permitted by applicable United States law, or (ii) a rate per annum equal to the applicable weekly ceiling described in Chapter 303 of the Texas Finance Code, as amended, as such indicated rate ceiling is in effect from time to time, but in no event greater than twenty-four (24.0%) per annum.  Unless precluded by law, changes in the Maximum Lawful Rate created by statute or governmental action during the term of this Note shall be immediately applicable to this Note on the effective date of such changes.  If the applicable law ceases to provide for a Maximum Lawful Rate, the Maximum Lawful Rate shall be equal to eighteen percent (18%) per annum.

Notwithstanding the foregoing, if, at any time, the rate of interest applicable to this Note (but for the limitation thereof to the Maximum Lawful Rate) exceeds the Maximum Lawful Rate, the rate of interest to accrue on this Note shall be limited to the Maximum Lawful Rate, but any subsequent reductions in such rate of interest applicable to this Note (but for the limitation thereof to the Maximum Lawful Rate) shall not reduce the rate of interest to accrue on this Note below the Maximum Lawful Rate until the total amount of interest which would have accrued if a varying rate per annum equal to the rate of interest applicable to this Note (but for the limitation thereof to the Maximum Lawful Rate) had at all times been in effect.

If the Maximum Lawful Rate is increased by statute or other governmental action subsequent to the date hereof, then the Makers agree that the new Maximum Lawful Rate will be applicable hereto from the effective date of the new Maximum Lawful Rate, unless such application is precluded by statute or governmental action or by the general law of the jurisdiction governing the transaction evidenced hereby.

Interest on this Note shall be calculated at a daily rate based on a year of 360 days, with the daily rate so determined being applied for the actual number of days elapsed, provided that in no event shall the amount or rate of interest payable hereunder exceed that calculated under or constituting the Maximum Lawful Rate.

TERMS OF PAYMENT:

The accrued interest on this Note shall be due and payable in monthly installments, commencing on December 15, 2003, and continuing regularly thereafter on the same day of each calendar month until January 16, 2004, when the entire amount of this Note, principal and accrued interest then remaining unpaid, shall be due and payable.  Interest shall be calculated on the unpaid principal to the date each installment is paid and each such payment shall be credited to the discharge of the interest accrued, the reduction of principal, and other authorized charges, if any, in such manner and order as the Payee shall determine in its sole discretion.

PAYMENT ON NON-BUSINESS DAYS:

If any payment hereunder falls due on a Saturday, Sunday or public holiday on which commercial banks in Austin, Texas are permitted or required by law to be closed, the time for such payment shall be extended to the next day on which the Payee is open for business, and such extension of time shall be included in the calculation of interest accruing and payable hereunder.

PREPAYMENT:

The Makers reserve the right to prepay this Note in any amount at any time prior to maturity without penalty.  Interest shall be calculated on the unpaid principal to the date of any prepayment and any such prepayment shall be applied first toward the payment of accrued interest and next to the principal installments of this Note in the inverse order of maturity.

SECURITY FOR PAYMENT:

Payment of this Note is secured by, and this Note is entitled to the benefits of, all security agreements, assignments, deeds of trust, mortgages and lien instruments executed by the Makers (or any of them), or other similar instruments, guaranties, endorsements or other agreements, executed by any other person or entity (the “Collateral Agreements,” whether one or more) to secure, guarantee or otherwise provide for the payment hereof, in favor of or for the benefit of the Payee, including any previously executed and any now or hereafter executed.  Without limiting the foregoing, the Collateral Agreements include Security Agreement dated of even date herewith executed by the Makers and Payee covering certain of the Makers’ personal property.

USE OF PROCEEDS:

This Note represents funds advanced to the Makers at the Makers’ special instance and request and used to provide working capital for the Makers.

NO SETOFF:

The Makers covenant and agree that it will not exercise any right which it might otherwise have at common law, or otherwise, to setoff amounts due and owing to such Makers hereunder against amounts which are or may be due and owing to any one or more of the Makers by the Payee.

REPRESENTATIONS AND WARRANTIES:

The Makers expressly represent and warrant to the Payee that it is a limited liability company duly organized and existing under the laws of the State of Delaware and qualified to conduct business as a foreign limited liability company in good standing under the laws of the State of Texas; that it possesses full power and authority to own its property and to conduct its business as now conducted and as presently proposed to be conducted; that the execution and delivery of this Note will not contravene any provisions of its certificate of formation, LLC Agreement or any other agreement relating to its form of entity; that the representative executing this Note is the legally qualified and acting representative of said company and is expressly authorized to execute this Note by appropriate resolution.

LIMITATION OF INTEREST:

All agreements and transactions among the Makers and the Payee, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, late payment, prepayment, or otherwise, shall the amount of interest contracted for, charged or received by the Payee from the Makers for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the Maximum Lawful Rate, it particularly being the intention of the parties hereto to conform strictly to the applicable usury laws of the State of Texas (or applicable United States law to the extent that it permits the Payee to contract for, charge or receive a greater amount of interest than under Texas law).  Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the Maximum Lawful Rate, shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Makers.  To the extent not prohibited by applicable law, determination of the Maximum Lawful Rate shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of this loan, all interest at any time contracted for, charged or received from the Makers in connection with this loan, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

SUCCESSORS AND ASSIGNS:

As used herein, the term “Payee” shall include the successors and assigns of the Payee and any subsequent owner and holder of this Note, and the term “Makers” shall include co-makers, endorsers, guarantors, sureties and their respective successors and assigns.

DEFAULT AND COLLECTION:

Subject to the express notice and cure provisions contained in this Note, it is expressly provided that, upon default in the punctual payment of this Note, or any part hereof, principal or interest, as the same shall become due and payable, or upon default in the performance of or compliance with any of the terms of any of the Collateral Agreements, or if the Payee deems the Payee insecure, either because the prospect of timely payment of this Note becomes impaired, or because the prospect of timely performance of any of the Collateral Agreements becomes impaired, at the option of the Payee, the entire indebtedness evidenced hereby shall be matured, and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Makers jointly and severally agree and promise to pay all reasonable attorney’s fees, court costs and collection costs incurred by the Payee.

NOTICE AND CURE RIGHTS:

In the event of any default under the Collateral Agreements or this Note, the Makers and each guarantor shall be entitled to receive written notice of any such default and a period of fifteen (15) days after such notice is sent by the Payee within which to cure such default prior to the Payee’s being entitled to exercise any remedy which may arise due to the occurrence of such default, other than the right to withhold making further advances of funds during the period any such default remains uncured.  However, nothing herein shall obligate the Payee to give the Makers more than one (1) notice of default during any ninety (90) day period.  The provisions of this paragraph shall control over any inconsistent provision in any of the Collateral Agreements; and any right to accelerate the maturity of this Note contained in any of the Collateral Agreements is subject to prior compliance with this paragraph.

WAIVERS AND CONSENTS:

Subject to the express notice and cure provisions contained in this Note, each of the Makers waives presentment for payment, notice of intent to accelerate, notice of acceleration, protest and notice of protest, dishonor and diligence in collecting and the bringing of suit against any other party, and agrees to all renewals, extensions, partial payments, releases and substitutions of security, in whole or in part, with or without notice, before or after maturity.  The Payee may remedy any default, without waiving the same, or may waive any default without waiving any prior or subsequent default.

GOVERNING LAWS AND VENUE:

This Note is governed by and is to be construed and enforced in accordance with the laws of the State of Texas and of the United States.  The Makers agree and consent to the jurisdiction of the District Courts of Travis County, Texas, and of the United States District Court for the Western District of Texas (Austin Division) and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions among the Makers and the Payee with respect to the subject matter hereof, and agree that such courts shall be the exclusive forums for the resolution of any actions among the Makers and the Payee with respect to the subject matter hereof.

Schlotzsky’s Franchisor, LLC,
a Delaware limited liability company

By:	/s/ Joyce V. Cates
Joyce V. Cates,
Senior Vice President

DISCLAIMER OF ORAL AGREEMENTS

DEBTOR (whether one or more):                    SCHLOTZSKY’S FRANCHISOR, LLC, a Delaware limited liability company

LENDER:	JOHN C. WOOLEY AND JEFFREY J. WOOLEY

(Collectively called the “Parties”)

Lender has agreed to loan Debtor:
Amount:	$2,500,000.00
Note Date:	November 14, 2003

and the Parties agree to incorporate the terms of all the loan documents connected with such loan as a part of this Loan Agreement.

The following notice is being provided in compliance with §26.02 of the Texas Business and Commerce Code, which provides that certain “loan agreements” must be in writing to be enforceable.  As used in the notice, the term “Loan Agreement” means one or more promises, promissory notes, agreements, undertakings, security agreements, deeds of trust, or other documents, or commitments, or any combination of these actions or documents, executed in connection with this loan from Lender.

NOTICE

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This notice shall be deemed to be a part of each document which is executed by any Debtor or Obligor and which comprises a part of the Loan Agreement.

The term “Debtor or Obligor” means any individual or entity which (i) is primarily obligated to pay the loan or (ii) otherwise is or becomes obligated to pay the loan (for example, as cosigner or guarantor) or (iii) has pledged any property as security for the loan.

[Rest of Page Intentionally Left Blank]

1

The undersigned Debtor or Obligor acknowledges receipt of a copy of this notice and agrees that all documents comprising the Loan Agreement are subject to the provision of §26.02 of the Texas Business and Commerce Code.

DATE:  As Of November 14, 2003

DEBTOR OR OBLIGOR:		LENDER:

Schlotzsky’s Franchisor, LLC,		/s/ John C. Wooley
a Delaware limited liability company		John C. Wooley

By:	/s/Joyce V.Cates	/s/ Jeffrey J. Wooley
	Joyce V. Cates	Jeffrey J. Wooley
Senior Vice President

2